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                                                                    EXHIBIT 99.1


                                                   FOR MORE INFORMATION CONTACT:
                                    Joseph A. Reeves, Jr., Michael J. Mayell, or
                       P. Richard "Dick" Gessinger at Meridian at (281) 597-7000

            MERIDIAN RESOURCE CORPORATION REDUCES SHARE COUNT BY 25%,
                       COMPLETES STOCK BUYBACK FROM SHELL

Houston, Texas - January 29, 2001 - The Meridian Resource Corporation (NYSE:
TMR) has completed the repurchase of all of the outstanding Preferred Stock (convertible into 12.8 million shares of Common Stock) and six million shares of Common Stock from Shell for $114 million. Today's transaction reduces Meridian's fully diluted share count by 18.8 million, or about 25%, to approximately 55.0 million shares.

"The purchase of all of Shell's south Louisiana properties in 1998 was a key step in Meridian's plan for growth. Not only did we acquire a great producing asset and reserve base, but we also acquired an inventory of future prospects with lease acreage, 3-D and 2-D seismic, all of which have had a significant impact on the Company's development of new reserves. We believe we have now positioned the Company with a very profitable property set for growth and developing shareholder value.

'Today, with the stock repurchase, we have achieved the final step of our plan for the year 2000, by simplifying the Company's capital structure, eliminating $135 million of perceived debt, removing the potential dilution of the Preferred Stock's "make-whole" provision, and reducing the fully diluted share count by 25%," stated Joseph A. Reeves, CEO and Chairman of Meridian.

Certain of the foregoing statements may be deemed "forward-looking statements" within the meaning of the Securities Exchange Act of 1934. Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These and other risks are described in the company's documents and reports that are available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 1999, and the report filed on Form 10-Q for the quarter ended September 30, 2000.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in south Louisiana, southeast Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic technology to analyze prospects, define risk, and target high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."